Exhibit 99.1

Unigene Reports Fourth Quarter and Full Year 2010 Financial Results

-Company anticipates cash runway extension into 2H 2012 and multiple potential milestones-
-Company expects 2011 will be transformational-

March 10, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced fourth quarter and full year financial results for the period ended December 31, 2010.  The Company also identified multiple key milestones anticipated in 2011.

Fourth Quarter and Full-Year 2010 Financial Summary
Unigene announced net loss of $0.04 per share for the three months ended December 31, 2010.  For the year ended December 31, 2010, the net loss was $.30 per share. Cash at December 31, 2010 was $12.2 million, an increase of approximately $7.3 million as compared to December 31, 2009.

Fourth Quarter 2010 Highlights:

•	Launched new robust strategic plan by way of two highly focused strategic business units: Unigene Therapeutics and Unigene Biotechnologies;

•
Validated new strategy via amended and restated exclusive worldwide license agreement with GlaxoSmithKline (GSK) to develop and commercialize an oral formulation of a recombinantly produced parathyroid hormone (PTH) analog, including a $4 million upfront payment, a $4 million payment upon completion of Phase 2 patient enrollment and eligibility for up to $142 million in additional milestones as well as royalties in the low-to-mid teens;

•	Decreased total cash expenditures by approximately $2 million for the fourth quarter ended December 31, 2010, excluding PTH Phase 2-related expenses;

•	Generated over $1.8 million in revenue for the twelve months ended December 31, 2010 by providing "Peptelligence™" services and related know-how to other companies;

•	Awarded Qualified Therapeutic Discovery Project grants totaling approximately $970,000 by the IRS, in conjunction with the Department of Health and Human Services;

•
Bolstered leadership team with three key appointments adding significant expertise, business acumen and proven results:  Alex Martin - VP, Business Development and Head of Commercial Operations; Greg Mayes - General Counsel and VP, Corporate Development; Jenene Thomas – VP, Investor Relations and Corporate Communications; and

•	Extended projected cash runway into second half of 2012.

Ashleigh Palmer, Unigene President and CEO stated, "I am extremely pleased with our progress in the fourth quarter, specifically having extended our projected cash runway deep into 2012, and believe we are laying a strong foundation to ensure the successful turnaround of Unigene.”  Palmer continued, “The demand for peptides is escalating and therefore we are committed to exploiting our proprietary Peptelligence™ core competence and intellectual property portfolio both internally and via industry leading strategic partnerships.  Looking forward, our business model allows us to advance numerous opportunities in parallel.  These multiple shots on goal, coupled with the solid execution of our strategy, promise to make 2011 a transformational year for the new Unigene.”

Unigene Biotechnologies Overview
The Company is expanding and exploiting its industry-leading Peptelligence(TM) platform of peptide oral drug delivery and manufacturing assets, expertise and capabilities to establish a robust portfolio of strategically partnered opportunities.  The Company’s awareness campaign and focused business development activity is expected to generate near-term revenue from feasibility studies and service fees and establish a solid foundation for potential high-value milestone payments and royalties leading to corporate success and maximization of shareholder value in the long-term.

Unigene has already received strong validation of its recombinant manufacturing technology by way of the Company's out-licensing of a process to manufacture the active pharmaceutical ingredient in Novartis' oral calcitonin product candidate currently in Phase 3 clinical trials for osteoarthritis and osteoporosis.  Unigene expects that Novartis will announce Phase 3 results in the second half of 2011.

Unigene Therapeutics Overview
Unigene is focused on advancing its own pipeline of novel, proprietary peptide product candidates focused on metabolic disease and inflammation. The Company expects to report several important milestones with its late-stage product development programs throughout 2011.

On December 10, 2010, Unigene entered into an amended and restated exclusive worldwide license agreement with GSK to develop and commercialize an oral formulation of a recombinantly produced PTH analog for the treatment of osteoporosis in postmenopausal women.  Under the terms of the amended and restated agreement, Unigene is responsible for the conduct of the Phase 2 study.  The Company received an upfront payment of $4 million to cover costs associated with the Phase 2 study, and will also receive an additional $4 million payment upon completion of Phase 2 patient enrollment, as well as further payments of up to $142 million based on the achievement of regulatory and commercialization milestones.  In addition, Unigene is eligible to receive tiered double-digit royalties in the low-to-mid teens on global sales.  Once the Phase 2 study has been completed and based on a review of the data, GSK may elect to assume responsibility for all future development and commercialization of the product.

Unigene is on track to initiate the Phase 2 study in the first quarter of 2011 and complete patient enrollment before the end of the first half of 2011.  The Company expects to announce top-line Phase 2 results before the end of 2011.

In 2009, Unigene licensed its late-stage oral calcitonin formulation to Tarsa Therapeutics, a venture financed company founded exclusively to conduct Phase 3 clinical testing and prepare Unigene's proprietary oral calcitonin formulation for commercialization.  Unigene owns a 26% stake in Tarsa.  In February 2011, Tarsa completed the Phase 3 study and announced that it expects to report top-line results in the second quarter of 2011 with a registration filing before the end of 2011.  Additionally, Tarsa announced that it initiated a Phase 2 osteoporosis prevention study with oral calcitonin.  The trial will assess the efficacy of Tarsa’s oral calcitonin in the prevention of bone loss, as well as its safety and tolerability.

Unigene is accelerating the development of its lead proprietary anorexigenic peptide, UGP281, currently in advanced preclinical development.  An anorexigenic peptide is one that diminishes or controls appetite and offers potential therapeutic benefit to morbidly obese patients.  The Company expects to file an Investigational New Drug (IND) application with the FDA and initiate Phase 1 clinical studies in the first half of 2012.

UGP281, a potent anorexigenic peptide, has demonstrated substantial decreases in food consumption and weight in multiple in vivo preclinical studies.  Unigene’s “Peptelligence™” core competence should allow UGP281 to be manufactured and delivered by way of Unigene’s proprietary recombinant production and oral delivery technologies.  Longer term oral studies with UGP281 in dog models are currently ongoing.

The Company is also currently exploring the opportunity to license a chemically and pharmacologically distinct sister analog to a veterinary partner for companion animal obesity to subsidize a portion of the human proof-of-concept development costs of UGP281.

Additional Financial Results & Notes
Revenue for the three months ended December 31, 2010 was $2.9 million, compared to $2.6 million for the three months ended December 31, 2009. Revenue for both periods primarily consisted of Fortical sales and royalties which have declined since the launch of competitive products in December 2008.

Revenue for the year ended December 31, 2010 decreased $1.5 million to $11.3 million from $12.8 million in 2009.  Revenue for the year ended December 31, 2009 decreased $6.4 million to $12.8 million from $19.2 million in 2008.  These decreases in revenue were also due to a decline in Fortical sales and royalties as a result of increased competition in the nasal calcitonin market.

Net loss for the year ended December 31, 2010 increased approximately $14.4 million to $27.8 million or $0.30 per share from $13.4 million or $0.15 per share for the corresponding period in 2009.  The net loss for the year ended December 31, 2010 includes a non-cash charge for change in fair value of embedded conversion feature of $8.1 million, debt issuance cost of $2.0 million, severance expense of $1.1 million, an inventory reserve of $717,000, and an increase in interest expense of $4.4 million.  These expenses were partially offset by a decrease in other operating expenses of $5.3 million.  In addition, there was a reduction in revenue of $1.5 million in 2010 and, in 2009, we recognized a one-time net gain of $5.7 million on license to Tarsa.

Net cash used in operating activities was $1.8 million in 2010 and $11.3 million in 2009.

Conference Call and Webcast Instructions
Unigene will host a conference call and live audio webcast today, Thursday, March 10, 2011 at 5 p.m. EST to discuss fourth quarter and full year 2010 financial results.

Interested participants and investors may access the conference call at 5 p.m. EST by dialing 800-659-1966 (U.S./Canada) or 617-614-2711 (international); participant code 42647062.  An audio webcast can be accessed by logging on to the Investors and Media section under the Events tab of the Unigene web site, http://www.unigene.com.

A telephonic replay of the call will be available for seven days beginning at 8 p.m. EST. Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international); participant code 30308774. The webcast replay will remain available in the Investors section of the Unigene Laboratories web site for 30 days.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Pivotal clinical programs include an oral calcitonin licensed to Tarsa Therapeutics, with Phase 3 results for the treatment of osteoporosis expected in Q2 2011. Other validating relationships include an oral parathyroid hormone entering Phase 2 in Q1 2011 and licensed to GlaxoSmithKline.  In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Corporate Communications
Email:  jthomas@unigene.com
Direct:  973-265-1107

Tables to follow

UNIGENE LABORATORIES, INC.
BALANCE SHEETS
DECEMBER 31, 2010 and 2009

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$12,200,800	$4,894,210
Accounts receivable	1,553,091	2,201,505
Accounts receivable - Tarsa	186,263	19,593
Inventory, net	1,417,934	1,933,012
Prepaid expenses and other current assets	699,950	182,817

Total current assets	16,058,038	9,231,137

Noncurrent inventory	2,881,980	4,989,668
Property, plant and equipment, net	3,190,117	3,679,561
Patents and other intangibles, net	2,670,044	2,467,111
Investment in China joint venture	3,175,925	3,060,151
Investment in Tarsa	--	--
Deferred financing costs, net	181,457	279,892
Other assets	313,382	247,421

Total assets	$28,470,943	$23,954,941

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$974,998	$1,144,396
Accrued expenses	2,834,345	2,106,719
Current portion - deferred licensing fees	2,290,916	1,326,606
Notes payable – Levys	--	2,360,628
Accrued interest	--	1,533,360
Due to China joint venture partner, net of discount of $64,571 in 2009	1,200,000	2,010,429
Total current liabilities	7,300,259	10,482,138

Notes payable – Levys, excluding current portion	14,737,518	13,376,889
Note payable – Victory Park –net of discount of $7,209,700 in 2010 and $1,357,003 in 2009	25,790,300	18,180,203
Accrued interest –Victory Park and Levys, excluding current portion	9,285,359	2,189,242
Accrued expenses, excluding current portion	162,296	277,908
Deferred licensing fees, excluding current portion	11,152,037	9,452,809
Deferred compensation	471,890	437,413

Total liabilities	68,899,659	54,396,602

Commitments and contingencies
Stockholders’ deficit:
Common Stock - par value $.01 per share, authorized 275,000,000 shares in 2010 and 135,000,000 shares in 2009; issued and outstanding: 92,475,597 shares in 2010 and 91,730,117 shares in 2009	924,756	917,301
Additional paid-in capital	129,227,058	111,352,807
Accumulated deficit	(170,580,263)	(142,711,769)
Treasury Stock – at cost (26,650 shares in 2010)	(267)	--

Total stockholders’ deficit	(40,428,716)	(30,441,661)

Total liabilities and stockholders’ deficit	$28,470,943	$23,954,941

UNIGENE LABORATORIES, INC.
STATEMENTS OF OPERATIONS
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Revenue:
Product sales	$5,246,159	$5,941,254	$10,057,938
Royalties	2,974,365	4,991,266	6,519,942
Licensing revenue	1,300,763	1,253,260	1,256,760
Development fees and other revenues	811,992	545,788	1,394,793
Tarsa revenue	1,006,935	60,270	--

	11,340,214	12,791,838	19,229,433

Operating expenses:
Cost of goods sold	2,608,083	2,171,231	5,621,732
Research and development	6,428,041	12,350,796	9,517,448
General and administrative	7,685,039	8,937,683	7,889,260
Unallocated facility expenses	3,105,989	1,711,642	927,553
Inventory reserve	716,989	--	223,413
Severance expense - Levys	1,120,000	--	--

	21,664,141	25,171,352	24,179,406

Operating loss	(10,323,927)	(12,379,514)	(4,949,973)

Other income (expense):
Loss on change in fair value of embedded conversion feature	(8,125,000)	--	--
Debt issuance cost	(2,007,534)	--	--
Qualifying therapeutic discovery grant	977,917	--	--
Gain on technology license to Tarsa - net	--	5,685,530	--
Interest and other income	85,546	133,581	120,654
Interest expense	(9,291,773)	(4,862,319)	(2,102,354)
Gain (loss) from investment in Tarsa and China joint venture	115,774	(2,024,072)	(72,337)

Loss before income taxes	(28,568,997)	(13,446,794)	(7,004,010)
Income tax benefit – principally from sale of New Jersey tax benefits in 2010 and 2008	700,503	67,115	925,588

Net loss	$(27,868,494)	$(13,379,679)	$(6,078,422)

Loss per share – basic and diluted:
Net loss per share	$(0.30)	$(0.15)	$(0.07)

Weighted average number of shares outstanding – basic and diluted	91,961,673	90,662,089	88,751,289

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